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                                                                   Exhibit 99.1

Text of Press Release Announcing Stock Split

PACIFIC CAPITAL BANCORP
ANNOUNCES 4-FOR-3 STOCK SPLIT

Santa Barbara, Calif., April 23, 2002/Business Wire/--Pacific Capital Bancorp (Nasdaq:SABB), a multi-community bank holding company with $4.12 billion in assets, announced today that its Board of Directors has approved a 4-for-3 stock split of the Company's common stock. The shares will be distributed on June 11, 2002, to shareholders of record as of May 21, 2002.

According to William S. Thomas, Jr., President and Chief Executive Officer, the stock split will produce a 33% increase in total shares outstanding, improving the liquidity of the Company's stock. Pacific Capital Bancorp had approximately 26.1 million shares issued and outstanding at March 31, 2002. Following the stock split, the Company will have approximately 34.8 million shares issued and outstanding. Fractional shares resulting from the stock split will be paid in cash.

Pacific Capital Bancorp is the parent Company of Pacific Capital Bank, N.A., a nationally chartered bank with four divisions: Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank and San Benito Bank. Pacific Capital Bank, N.A. is a 41-branch community bank network serving customers in six Central Coast counties, from Morgan Hill in the north to Westlake Village/Thousand Oaks in the south.

This press release contains statements that may constitute "forward looking" statements with respect to the financial condition, results of operation and business of Pacific Capital Bancorp. These include statements that relate to or are dependent on estimates or assumptions relating to the prospects of continued loan and deposit growth, improved credit quality, the operating characteristics of the Company's income tax refund programs, and certain operating efficiencies resulting from the integration of combined operations. These forward-looking statements, which are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, involve certain risks and uncertainties, many of which are beyond the Company's control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) increased competitive pressure among financial services companies; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) deterioration in general economic conditions, internationally, nationally or in the State of California; (4) the occurrence of future events such as the terrorist acts of September 11;(5) reduced demand for or earnings derived from the Company's income tax refund loan and refund transfer programs; (6) legislative or regulatory changes adversely affecting the business in which Pacific Capital Bancorp engages; (7) difficulties integrating operations; and (8) other risks detailed in reports filed by Pacific Capital Bancorp with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and Pacific Capital Bancorp does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

For Information Contact:
Deborah K. Lewis
Investor Relations/Corporate Communications
(805) 884-6680
lewisd@pcbancorp.com